Exhibit 99.1

The Joint Corp. Reports Third Quarter 2026 Financial Results
- Revenue Increases to $13.6 Million -
- Net Income from Continuing Operations Increases by $1.2 Million to $1.5 Million and Adjusted EBITDA From Continuing Operations Increases by $0.9 Million to $2.3 Million -
- Continued Execution on Capital Allocation Priorities with Regional Developer Territory Buybacks and $3.8 Million in Stock Repurchases -
- Board of Directors Authorizes an Additional $5.0 Million for Stock Repurchases -

SCOTTSDALE, Ariz., November 5, 2026 - The Joint Corp. (NASDAQ: JYNT), the nation's largest franchisor of chiropractic care through The Joint Chiropractic® network, today reported financial results for the third quarter ended September 30, 2026. The following figures represent continuing operations unless otherwise stated. The Company also updated its full year 2026 guidance (see details below).

Third Quarter 2026 Financial Highlights
•Revenues grew to $13.6 million, up 1% compared to the third quarter of 2025.
•System-wide sales1 were $123.3 million, a 3.1% decrease compared to the third quarter of 2025.
•Reported comp sales2 of (1.9)%, compared to (2.8)% in the second quarter of 2026.
•Net loss from consolidated operations was $117,000, compared to net income from consolidated operations of $855,000 in the third quarter of 2025. Net income from continuing operations was $1.5 million, compared to net income from continuing operations of $290,000 in the third quarter of 2025.
•Adjusted EBITDA (a non-GAAP metric) from consolidated operations was $3.3 million, in line with $3.3 million in the third quarter of 2025. Adjusted EBITDA from continuing operations was $2.3 million, compared to $1.4 million in the third quarter of 2025.
•Cash flow used in operating activities was $128,000, compared to cash provided by operating activities of $1.8 million in the third quarter of 2025, and free cash flow (a non-GAAP metric) was $(509,000), compared to $1.5 million in the third quarter of 2025.
•Repurchased 461,000 shares for total consideration of approximately $3.8 million at an average of $8.30 per share during the third quarter.

Third Quarter 2026 and Recent Operating Highlights
•On October 1, 2026, the Company reacquired the regional developer (“RD”) rights for Texas, a region consisting of 141 franchised clinics, for total cash consideration of $8.0 million due at closing and up to $2.0 million in potential additional consideration payments if certain gross sales metrics are met or exceeded in the Texas region during the two annual periods following the closing.
1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

◦Year to date in 2026, the Company has reacquired the RD rights to five territories, including Texas, consisting of 189 franchised clinics. These efforts will lead to the realization of approximately $3.0 million in reduced RD royalties on an annualized basis, with approximately one-third of this benefit being offset by internal costs to manage these territories.
•Total clinic count was 930 at September 30, 2026.
◦Opened four clinics, closed 15 clinics, and refranchised 26 clinics during the quarter, for a total of 915 franchised clinics and 15 company-owned or managed clinics at September 30, 2026.
“Our third quarter results reflect growth in our active membership count as well as in the lifetime value per active member,” said President and Chief Executive Officer of The Joint Corp., Sanjiv Razdan. “By leaning into our value proposition, especially with our newer flexible membership options, we are driving more members to stay with us longer. Primarily reflecting the ongoing macroeconomic challenges, growth in these metrics is partially offset by lower average patient spend per month and fewer new patients, which is continuing to impact our comps. We believe our ability to grow our active membership count and our stronger new clinic performance, is strengthening our foundation for future growth.”
“Our success with our clinic refranchising efforts has positioned The Joint as a pure-play franchisor model, which, combined with RD territory buybacks already completed this year, is helping to drive margin improvement, profitability and cash flow. With our strong balance sheet and improving cash generation from continuing operations, we have the financial flexibility to continue to execute simultaneously on our growth strategies, RD territory buybacks and continued stock repurchase capital allocation priorities. Our additional $5 million stock repurchase authorization reflects our confidence that our asset-light franchise model and initiatives to reignite growth will help create long-term value for our stockholders.”
Continued Execution on Stock Repurchase Program
The Company’s initiative to refranchise previously company-owned or managed clinics to drive higher cash flows derived from an asset-light franchise model began in 2023, opening a pathway for the Company to begin executing on its first stock repurchase program. Since June 3, 2025, the Company has repurchased 1,975,352 shares for total consideration of $17 million.
During the third quarter of 2026, the Company repurchased approximately 461,000 shares for total consideration of approximately $3.8 million, at an average price of $8.30 per share. As of September 30, 2026, the Company had exhausted the full $12 million of the latest authorization for repurchasing shares.
On November 3, 2026, the Company’s Board of Directors authorized an additional $5 million for stock repurchases. Repurchases under this program may be made from time to time in open market transactions, privately negotiated transactions, or by other means in accordance with applicable securities laws and are subject to market conditions and other factors. The timing, frequency and amount of any repurchases will be determined by the Company’s management and Board of Directors. The stock repurchase program does not obligate the Company to acquire any particular amount of common stock.

Update on Refranchising Efforts
The Company has substantially completed the refranchising initiative under its Joint 2.0 strategy through previously announced clinic sale bundles:
•Southern California Bundle: Forty of the 45 clinics have been refranchised to date.
•Northern California Bundle: All four of these clinics have been refranchised to date.
•Southeast Bundle: Ten of the 20 clinics have been refranchised to date.

As a result of these refranchising efforts, The Company now operates as a capital-light, pure-play franchisor, allowing management to concentrate on driving growth through franchise system support, new patient acquisition, and long-term network development.
Financial Results for Third Quarter Ended September 30, 2026 Compared to September 30, 2025
Revenue totaled $13.6 million in the third quarter of 2026, compared to $13.4 million in the third quarter of 2025, reflecting the Company's continued transition to a pure-play franchisor revenue model. Cost of revenues was $2.4 million, down 10% compared to the prior-year period, primarily due to lower RD royalty costs as the Company continues to reacquire RD territories.
Selling and marketing expenses were $2.7 million, a decrease of 4% compared to the third quarter of 2025, primarily due to lower system-wide sales. Depreciation and amortization expenses were $262,000. General and administrative expenses decreased 6% to $6.9 million compared to $7.3 million in the third quarter of 2025, underscoring ongoing operating discipline within the leaner post-refranchising structure.
Consolidated net loss was $117,000, compared to a consolidated net income of $855,000 in the prior-year period. Net income from continuing operations was $1.5 million, compared to $290,000 in the third quarter of 2025. Consolidated EPS was $(0.01) per share, compared to $0.06 per diluted share in the third quarter of 2025.
Adjusted EBITDA from consolidated operations was $3.3 million, in line with $3.3 million in the third quarter of 2025. Adjusted EBITDA from continuing operations was $2.3 million, compared to $1.4 million in the prior-year period.

Balance Sheet
Unrestricted cash was $18.3 million at September 30, 2026, compared to $22.2 million at June 30, 2026. The Company maintains a currently undrawn line of credit with JPMorgan Chase Bank, which provides immediate access to $20 million through August 2029.

Financial Results for Nine Months Ended September 30, 2026 Compared to September 30, 2025
Revenue was $43.6 million in the first nine months of 2026, up 10% compared to $39.7 million in the same period in 2025. Consolidated net income was $1.8 million, compared to $1.9 million in the nine months ended September 30, 2025. Net income from continuing operations was $2.3 million, compared to a net loss from continuing operations of $1.2 million in the nine months ended September 30, 2025. Consolidated EPS was $0.13 per diluted share, compared to $0.12 per diluted share in the prior-year period.
Adjusted EBITDA from consolidated operations increased to $9.9 million and Adjusted EBITDA from continuing operations increased to $5.9 million, compared to Adjusted EBITDA from consolidated operations of $9.4 million and Adjusted EBITDA from continuing operations of $1.5 million in the nine months ended September 30, 2025.

2026 Guidance
Reflecting continued macroeconomic pressures on consumer spending and the reported financial results for the first nine months of 2026, the Company today updated its 2026 full year financial guidance provided on August 6, 2026, as follows:
•System-wide sales are now expected to be between $508 million and $512 million as compared to the prior range of $519 million to $552 million.
•System-wide comp sales for clinics open 13 months or more are now expected to be in the range of (3.5)% to (2.5)% as compared to the prior range of (3)% to 3%.
•Consolidated Adjusted EBITDA is unchanged and is expected to be in the range of $12.5 million to $13.5 million.

The Company continues to work with franchise owners to optimize the performance of the existing franchised clinic base. This will include closing underperforming clinics this year, which will result in the overall clinic count at 2026 year-end being approximately 50 clinics lower than 2025 year-end.

Conference Call
The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday November 5, 2026, after the market close. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing (833) 630-0823 or (412) 317-1831 and asking to be joined into the “The Joint” call approximately 15 minutes prior to the start time. The live webcast of the call, including the accompanying slide presentation, can be accessed in the IR events section of The Joint's website at https://ir.thejoint.com/events.

A replay of the webcast will be archived on the Company’s investor relations website for approximately one year. An audio replay of the conference call will be available through Thursday, November 12, 2026, and can be accessed by dialing (855) 669-9658 or (412) 317-0088 and entering conference ID 4727728.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The Company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. Headquartered in Scottsdale and with over 925 locations nationwide and more than 14 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. The brand is consistently named to Franchise Times’ annual “Top 400” and “Fast & Serious” list of smartest growing brands. Entrepreneur named The Joint “No. 1 in Chiropractic Services,” and it is regularly ranked on the publication’s “Franchise 500®,” “Fastest-Growing Franchises,” and “Best of the Best” lists, as well as its “Top Franchise for Veterans” and “Top Brands for Multi-Unit Owners” rankings. SUCCESS® named the Company one of the “Top 50 Franchises”. The Joint Chiropractic is an innovative force where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee, Washington, and West Virginia, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information
This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Free cash flow is presented as a supplemental measure of liquidity. Reconciliation of historical net income/(loss) to EBITDA and Adjusted EBITDA and reconciliation of operating activities cash flows to free cash flow is presented in the tables below. The Company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. The Company defines Adjusted EBITDA as EBITDA before acquisition-related expenses (which includes contract termination costs associated with reacquired RD rights), net (gain)/loss on disposition or impairment, stock-based compensation expenses, costs related to restatement filings, restructuring costs, and litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business). The Company defines free cash flow as net cash provided by (used in) operating activities less capital expenditures. EBITDA, Adjusted EBITDA and free cash flow do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States (“GAAP”). While EBITDA and Adjusted EBITDA are used as measures of financial performance and free cash flow is used as a measure of liquidity, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA, Adjusted EBITDA and free cash flow should be reviewed in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission (the “SEC”). Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as "anticipates," "believes," "continues," "estimates," "expects," "goal," "objective," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements made in this press release include, among others, our belief that our efforts to reacquire the RD rights to five territories will lead to the realization of approximately $3.0 million in reduced RD royalties on an annualized basis, with approximately one-third of this benefit being offset by internal costs to manage these territories; our belief that our third quarter results reflect growth in our active membership count as well as in the LTV per active member; our belief that by leaning into our value proposition, including with our newer flexible membership options, we are driving more members to stay with us longer; our belief that, primarily reflecting the ongoing macroeconomic challenges, growth in these metrics is partially offset by lower average patient spend per month and fewer new patients, which is continuing to impact our comps; our belief that our ability to grow our active membership count, combined with improving patient conversion and retention rates as well as our stronger new clinic performance, is [strengthening/establishing] our foundation for future growth; our belief that our success with our clinic refranchising efforts has positioned The Joint with a pure-play franchisor model, which, combined with RD territory buybacks already completed this year, is helping to drive margin improvement, profitability and growing cash flow; our belief that, with our strong balance sheet and improving cash generation from continuing operations, we have the financial flexibility to continue to execute simultaneously on our growth strategies, RD territory buybacks and continued share repurchase capital allocation priorities; our belief that our additional $5 million share repurchase authorization reflects our confidence that our asset-light franchise model and initiatives to reignite growth will help create long-term value for our stockholders; and our updated 2026 guidance for system-wide sales, system-wide comp sales, consolidated Adjusted EBITDA, existing franchised clinic closures, and overall clinic count. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, leading to increased labor costs and interest rates, as well as changes to import tariffs and increased gas prices, may lead to reduced discretionary spending, all of which may negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; short-selling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 13, 2026 and subsequent filings with the SEC. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Investor Contact:
Richard Land, Alliance Advisors IR, thejointinvestor@allianceadvisors.com (212)-838-3777

– Financial Tables Follow –

THE JOINT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$18,299,059	$23,601,810
Restricted cash	569,643	700,058
Accounts receivable, net	2,475,757	2,849,864
Notes receivable	109,833	—
Deferred franchise and regional development costs, current portion	880,954	945,933
Prepaid expenses and other current assets	3,049,327	1,744,556
Discontinued operations current assets ($1.0 million attributable to VIEs)	7,486,845	22,246,318
Total current assets	32,871,418	52,088,539
Property and equipment, net	2,800,073	3,159,226
Operating lease right-of-use asset	1,395,838	1,572,173
Notes receivable, net of current portion	325,374	—
Deferred franchise and regional development costs, net of current portion	3,043,629	3,827,129
Deposits and other assets	262,308	319,460
Total assets	$40,698,640	$60,966,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$749,976	$1,588,665
Accrued expenses	1,633,471	1,501,838
Co-op funds liability	569,643	700,058
Payroll liabilities	2,984,053	4,055,752
Operating lease liability, current portion	349,447	194,179
Deferred franchise fee revenue, current portion	2,495,505	2,519,018
Upfront regional developer fees, current portion	164,564	277,394
Other current liabilities	616,877	611,231
Discontinued operations current liabilities ($1.2 million and $6.1 million attributable to VIEs, respectively)	7,184,973	21,368,446
Total current liabilities	16,748,509	32,816,581
Operating lease liability, net of current portion	1,605,077	1,815,527
Deferred franchise fee revenue, net of current portion	9,896,113	10,899,271
Upfront regional developer fees, net of current portion	181,788	355,556
Total liabilities	28,431,487	45,886,935
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, zero shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 15,719,285 shares issued and 13,701,928 shares outstanding and 15,471,715 shares issued and 14,142,626 shares outstanding, respectively	15,719	15,471
Additional paid-in capital	53,102,139	52,026,407
Treasury stock 2,017,357 shares and 1,329,089 shares, at cost, respectively	(17,915,296)	(12,192,081)
Accumulated deficit	(22,960,409)	(24,795,205)
Total The Joint Corp. stockholders' equity	12,242,153	15,054,592
Non-controlling interest	25,000	25,000
Total equity	12,267,153	15,079,592
Total liabilities and stockholders' equity	$40,698,640	$60,966,527

THE JOINT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Royalty fees	$8,254,366	$8,106,915	$24,614,204	$24,311,022
Franchise fees	893,882	964,796	2,789,537	2,561,415
Advertising fund revenue	2,391,339	2,344,833	9,754,259	6,985,030
Software fees	1,578,567	1,545,331	4,660,799	4,488,959
Other revenues	433,554	418,810	1,735,056	1,382,119
Total revenues	13,551,708	13,380,685	43,553,855	39,728,545
Cost of revenues:
Franchise and regional developer cost of revenues	1,980,494	2,232,419	6,320,591	7,134,267
IT cost of revenues	423,074	428,815	1,282,882	1,271,700
Total cost of revenues	2,403,568	2,661,234	7,603,473	8,405,967
Selling and marketing expenses	2,704,777	2,816,081	11,307,832	9,805,075
Depreciation and amortization	261,779	446,736	1,081,333	1,210,961
General and administrative expenses	6,851,612	7,295,719	21,492,814	21,955,915
Total selling, general and administrative expenses	9,818,168	10,558,536	33,881,979	32,971,951
Net loss on disposition or impairment	—	—	233,420	6,413
Income (loss) from continuing operations	1,329,972	160,915	1,834,983	(1,655,786)
Other income, net	136,417	139,801	503,090	485,640
Income (loss) before income tax expense	1,466,389	300,716	2,338,073	(1,170,146)
Income tax expense	10,069	10,346	30,289	35,140
Net income (loss) from continuing operations	1,456,320	290,370	2,307,784	(1,205,286)
Discontinued operations:
(Loss) income from discontinued operations before income tax expense	(1,593,877)	664,269	(313,375)	3,424,697
Income tax (benefit) expense from discontinued operations	(20,197)	99,630	159,613	303,243
Net (loss) income from discontinued operations	(1,573,680)	564,639	(472,988)	3,121,454
Net (loss) income	$(117,360)	$855,009	$1,834,796	$1,916,168

Net income (loss) from continuing operations per common share:
Basic	$0.10	$0.02	$0.16	$(0.08)
Diluted	$0.10	$0.02	$0.16	$(0.08)
Net (loss) income from discontinued operations per common share:
Basic	$(0.11)	$0.04	$(0.03)	$0.20
Diluted	$(0.11)	$0.04	$(0.03)	$0.20
Net (loss) income per common share:
Basic	$(0.01)	$0.06	$0.13	$0.12
Diluted	$(0.01)	$0.06	$0.13	$0.12

Basic weighted average shares	14,030,130	15,344,844	14,151,503	15,281,775
Diluted weighted average shares	14,032,055	15,398,594	14,154,157	15,348,944

THE JOINT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$1,834,796	$1,916,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,090,914	1,270,776
Net loss on disposition or impairment	3,512,246	3,752,862
Net franchise fees recognized upon termination of franchise agreements	(417,315)	(257,797)
Provision for credit losses	330,621	149,719
Stock-based compensation expense	1,038,752	971,138
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	288,722	1,464,026
Prepaid expenses and other current assets	(794,596)	(424,897)
Deferred franchise costs	621,762	382,986
Deposits and other assets	164,494	(19,280)
Accounts payable	(897,087)	(649,903)
Accrued expenses	(1,227,636)	(3,475,804)
Payroll liabilities	(1,902,615)	(925,440)
Operating leases	(2,166,672)	(3,843,956)
Deferred revenue	(1,397,169)	(1,643,696)
Upfront regional developer fees	(286,597)	(215,524)
Other liabilities	794,968	489,649
Net cash provided by (used in) operating activities	587,588	(1,058,973)

Cash flows from investing activities:
Proceeds from sale of clinics	1,426,000	7,778,287
Purchase of property and equipment	(871,031)	(1,154,385)
Net cash provided by investing activities	554,969	6,623,902

Cash flows from financing activities:
Payments of finance lease obligation	—	(4,354)
Purchases of treasury stock under employee stock plans	(76,818)	(8,440)
Purchases of common stock under stock repurchase programs	(5,646,397)	(2,288,994)
Proceeds from exercise of stock options	37,228	1,453,558
Net cash used in financing activities	(5,685,987)	(848,230)

(Decrease) increase in cash, cash equivalents and restricted cash	(4,543,430)	4,716,699
Cash, cash equivalents and restricted cash, beginning of period	24,301,868	25,996,436
Cash, cash equivalents and restricted cash, end of period	$19,758,438	$30,713,135

Reconciliation of cash, cash equivalents and restricted cash:	September 30, 2026	September 30, 2025
Cash and cash equivalents	$18,299,059	$29,699,953
Restricted cash	1,459,379	1,013,182
Cash, cash equivalents and restricted cash, end of period	$19,758,438	$30,713,135

THE JOINT CORP.
CONSOLIDATED RECONCILIATION FROM GAAP TO NON-GAAP
(unaudited)

	Three Months Ended September 30,
	2026			2025
	From Continuing Operations	From Discontinued Operations	Net Operations	From Continuing Operations	From Discontinued Operations	Net Operations
Non-GAAP Financial Data:
Net income (loss)	$1,456,320	$(1,573,680)	$(117,360)	$290,370	$564,639	$855,009
Net interest income	(136,417)	—	(136,417)	(253,277)	—	(253,277)
Depreciation and amortization expense	261,779	134	261,913	446,736	16,310	463,046
Income tax expense (benefit)	10,069	(20,197)	(10,128)	10,346	99,630	109,976
EBITDA	1,591,751	(1,593,743)	(1,992)	494,175	680,579	1,174,754
Stock-based compensation expense	335,572	—	335,572	346,209	—	346,209
Net loss on disposition or impairment	—	2,084,596	2,084,596	—	860,598	860,598
Costs related to restatement filings	—	—	—	113,477	—	113,477
Restructuring costs	192,156	109,492	301,648	355,042	102,024	457,066
Litigation expenses	148,480	401,943	550,423	100,000	250,000	350,000
Adjusted EBITDA	$2,267,959	$1,002,288	$3,270,247	$1,408,903	$1,893,201	$3,302,104

	Nine Months Ended September 30,
	2026			2025
	From Continuing Operations	From Discontinued Operations	Net Operations	From Continuing Operations	From Discontinued Operations	Net Operations
Non-GAAP Financial Data:
Net income (loss)	$2,307,784	$(472,988)	$1,834,796	$(1,205,286)	$3,121,454	$1,916,168
Net interest (income) expense	(504,605)	—	(504,605)	(599,116)	239	(598,877)
Depreciation and amortization expense	1,081,333	9,581	1,090,914	1,210,961	59,815	1,270,776
Income tax expense	30,289	159,613	189,902	35,140	303,243	338,383
EBITDA	2,914,801	(303,794)	2,611,007	(558,301)	3,484,751	2,926,450
Stock-based compensation expense	1,038,752	—	1,038,752	971,138	—	971,138
Acquisition-related expenses	332,005	—	332,005	—	—	—
Net loss on disposition or impairment	233,420	3,278,826	3,512,246	6,413	3,746,449	3,752,862
Costs related to restatement filings	—	—	—	113,477	—	113,477
Restructuring costs	932,493	166,275	1,098,768	910,619	371,739	1,282,358
Litigation expenses	495,174	823,719	1,318,893	100,000	250,000	350,000
Adjusted EBITDA	$5,946,645	$3,965,026	$9,911,671	$1,543,346	$7,852,939	$9,396,285

THE JOINT CORP.
RECONCILIATION OF OPERATING ACTIVITIES CASH FLOWS TO FREE CASH FLOW(1)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows (used in) provided by operating activities	$(128,462)	$1,773,032	$587,588	$(1,058,973)
Purchase of property and equipment	(380,173)	(317,840)	(871,031)	(1,154,385)
Free cash flow	$(508,635)	$1,455,192	$(283,443)	$(2,213,358)

(1) Free cash flow represents cash flows (used in) provided by operating activities less capital expenditures.